UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 25, 2012

JOHNSON CONTROLS, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	1-5097	39-0380010
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5757 North Green Bay Avenue Milwaukee Wisconsin	53209
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 414-524-1200

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.07	Submission of Matters to a Vote of Security Holders.

Johnson Controls, Inc. (the “Company”) held its Annual Meeting of Shareholders on January 25, 2012. In an uncontested election, the Company’s shareholders approved the election of the Board of Director’s three nominee directors to serve for a three-year term expiring in 2015:

Nominee	For	Withheld	Broker non-votes
Dennis W. Archer	492,975,432	45,933,992	63,380,266
Mark P. Vergnano	531,388,111	7,521,313	63,380,266
Richard Goodman	533,138,379	5,771,045	63,380,266

The other directors of the Company whose terms in office expire after the 2012 Annual Meeting of Shareholders are as follows: terms expiring at the 2013 Annual Meeting of Shareholders—David P. Abney, Robert L. Barnett, Eugenio Clariond Reyes-Retana, Jeffrey A. Joerres, and terms expiring at the 2014 Annual Meeting of Shareholders—Natalie A. Black, Robert A. Cornog, William H. Lacy, Stephen A. Roell.

The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2012 was approved by the shareholders with 593,604,985 shares voted for, 6,288,975 shares voted against, 2,395,729 shares abstaining and zero broker non-votes.

The management proposal to consider an advisory vote on the compensation of the Company’s named executive officers was approved with 310,198,134 shares voted for, 222,711,165 shares voted against, 5,996,128 shares abstaining and 63,384,261 broker non-votes. This proposal required that the votes cast ‘for’ the proposal must exceed the votes cast ‘against’ the proposal.

The shareholder proposal to consider declassification of the Company’s Board of Directors was approved by shareholders with 455,483,844 shares voted for, 78,911,116 shares voted against, 4,510,917 shares abstaining and 63,383,811 broker non-votes. This proposal required that the votes cast ‘for’ the proposal must exceed the votes cast ‘against’ the proposal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHNSON CONTROLS, INC.

January 30, 2012	By:	/s/ Jerome D. Okarma
	Name:	Jerome D. Okarma
	Title:	Vice President, Secretary and General Counsel

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